=============
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              LIFECELL CORPORATION
             (Exact name of Registrant as specified in its charter)







DELAWARE                                              76-0172936
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                   Identification No.)



      J. DONALD PAYNE
  VICE PRESIDENT AND CHIEF
      FINANCIAL OFFICER
    LIFECELL CORPORATION
  3606 RESEARCH FOREST DRIVE                   3606 RESEARCH FOREST DRIVE
 THE WOODLANDS, TEXAS  773801                 THE WOODLANDS, TEXAS  77381
       281/367-5368                                     281/367-5368
(Address, including zip code, and        (Name, address, including zip code,
telephone number, including area code,     and telephone number, including
of Registrant's principal executive        area code, of agent for service)
offices)


                                    COPY TO:
                                ROBERT E. WILSON
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                            HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             CALCULATION OF REGISTRATION FEE



TITLE OF EACH CLASS   AMOUNT TO BE    PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
OF SECURITIES TO BE    REGISTERED      OFFERING PRICE        AGGREGATE      REGISTRATION
REGISTERED            PER SHARE(1)   OFFERING PRICE(1)          REE

Common Stock (2)         330,000           $3.97            $1,310,100          $397
--------------------  -------------  ------------------  -----------------  -------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with rule 457 of the Securities Act of 1933, as amended on the Basis of the average of the high and low prices of the Common Stock as reported by the Nasdaq Market on August 31, 1998.

 (2) Consist of shares issued or to be issued on exercise of certain options and warrants to purchase shares of Common Stock.
                                 ---------------
     Pursuant to Rule 416, there also are being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Options and the Warrants underlying the Common Stock being registered.

THE  REGISTRANT  HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
================================================================================
AS  MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
================================================================================
A  FURTHER  AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
================================================================================
SHALL  THEREAFTER  BECOME  EFFECTIVE  IN  ACCORDANCE  WITH  SECTION  8(A) OF THE
================================================================================
SECURITIES  ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT BECOME
================================================================================
EFFECTIVE  ON  SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A)
================================================================================
MAY  DETERMINE.
===============
                                        1

PROSPECTUS
                                 330,000 SHARES

                                 ---------------

                              LIFECELL CORPORATION

                                  COMMON STOCK

                                 ---------------

     The common stock, par value $.001 per share (the "Common Stock"), of LifeCell Corporation, a Delaware corporation ("LifeCell" or the "Company"), is included in The Nasdaq National Market under the symbol "LIFC", and the average of the high and low prices of the Common Stock as reported by The Nasdaq Stock Market on August 31, 1998 was $3.97.

                                 ---------------

     THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.
                                 ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

The 330,000 shares of Common Stock offered hereby are being offered for the account of certain security holders of the Company named under the heading "Selling Stockholders". The Company will receive no portion of the proceeds of the sale of the shares of Common Stock offered hereby and will bear certain of the expenses incident to their registration.

Sales of shares of Common Stock by the Selling Stockholders may be made from time to time in the over-the-counter market, on any stock exchange on which the Common Stock may be listed at the time of sale, in private transactions or pursuant to underwriting agreements at prices related to prices then prevailing involving payment of customary commissions or discounts.

August,  1998

                             ADDITIONAL INFORMATION

LifeCell has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments, exhibits and financial statement schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, which may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

The Company furnishes holders of Common Stock annual reports containing financial statements audited by its independent public accountants in accordance with generally accepted accounting principles following the end of each fiscal year, and with quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of each such fiscal quarter. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov. which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information concerning the Company can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION  OF  CERTAIN  INFORMATION  BY  REFERENCE

     The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

(i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 6, 1998, as amended by Amendment
No.  1  to  Form  10-K on Form 10-K/A, filed with the Commission on May 1, 1998;

(ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, filed with the Commission on May 12, 1998;

(iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, filed with the Commission on August 10, 1998; and

(v) the description of the Common Stock, contained in a registration statement on Form 8-A filed with the Commission on February 27, 1992, including any amendment or report filed with the Commission for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge, to each person including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to Chief Financial Officer, LifeCell Corporation, 3606 Research Forest Drive, The Woodlands, Texas 77381, telephone number 281/367-5368.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial statements and Notes thereto appearing in the Company's filings with the Securities and Exchange Commission pursuant to the Exchange Act. Prospective investors should consider carefully the information set forth under the heading "Risk Factors". Special Note: Certain statements set forth below constitute "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. See "Special Note Regarding Forward Looking Statements".

                                   THE COMPANY
     LifeCell Corporation ("LifeCell" or "the Company") is a bioengineering company engaged in the development and commercialization of tissue regeneration and cell preservation products. The Company's patented tissue processing and cell preservation technologies serve as platforms for a broad range of potential products addressing significant clinical needs in multiple markets. The Company's first commercial product is AlloDerm acellular dermal graft ("AlloDerm"), a tissue graft consisting of an extracellular tissue matrix that retains the essential biochemical and structural composition of human dermis. The Company believes that AlloDerm is the only commercial tissue transplant product that promotes the regeneration of normal human soft tissue. AlloDerm currently is being marketed in the United States and internationally for use in certain reconstructive plastic, dental and burn surgery applications. The Company estimates that AlloDerm has been transplanted in over 25,000 patients. LifeCell also is developing several additional products, including Micronized AlloDerm (a particulate form of AlloDerm), vascular grafts, nerve connective tissue grafts, composite skin grafts, heart valves, and ThromboSol platelet storage solution ("ThromboSol").

     LifeCell's strategy is to be a leader in the research, development, sales and marketing of tissue regeneration and cell preservation products. The primary elements of the Company's business strategy include (i) expanding penetration of AlloDerm into current target markets, (ii) expanding the use of AlloDerm into new applications and (iii) leveraging the Company's technology platforms to develop new products.

     The Company's product development programs have been generated from the following proprietary technologies: (i) a method for producing an extracellular tissue matrix by removing antigenic cellular elements while stabilizing the matrix against damage; (ii) a method for cell preservation that protects cells during prolonged storage; and (iii) a method for freeze-drying biological cells and tissues without the damaging effects of ice crystals. LifeCell's tissue processing technology removes cells that would be the target of rejection upon transplantation while preserving the essential biochemical and structural composition of the extracellular tissue matrix. This process is designed to create an acellular tissue that is not rejected by the body and functions as a natural template or scaffold into which a patient's own cells will migrate following transplantation. As a result, the tissue promotes normal soft tissue regeneration. The Company believes its tissue processing technology offers a number of other key benefits, including multiple product applications, safety, prolonged shelf-life and high compatibility with other technologies.

     AlloDerm is an extracellular matrix tissue graft processed from donated human skin. Following transplant, the AlloDerm graft becomes repopulated with the patient's own cells and is revascularized (i.e., blood supply is restored), becoming engrafted into the patient. As a result of its ability to promote the regeneration of normal human soft tissue, AlloDerm has multiple product applications. AlloDerm currently is used in certain reconstructive plastic, dental and burn surgery applications.

     The Company currently is evaluating the use of AlloDerm in additional applications and is developing new products based on its technology platforms. LifeCell is conducting research on the use of AlloDerm in urological surgery, neurosurgery, orthopedic surgery and general surgery. In addition, LifeCell is developing Micronized AlloDerm for use in multiple potential applications, including urological, dermatological and reconstructive surgery. If successfully developed, Micronized AlloDerm would allow for delivery of the product through the use of a syringe, rather than a surgical incision, thereby creating additional market opportunities. LifeCell also is conducting research on the use of its technologies in other product opportunities, including vascular grafts, nerve connective tissue grafts, composite skin grafts, heart valves, venous valves, ThromboSol and a solution for the prolonged storage of transfusable red blood cells.

     Since its inception, LifeCell has been financed through the public and private sales of equity securities, through product sales, through a corporate alliance with Medtronic and through the receipt of government grants and contracts.

     LifeCell began the sale of AlloDerm as a dermal replacement in the grafting of third-degree burns in December 1993 and commenced commercial activities in 1994. LifeCell commenced the sale of AlloDerm for periodontal surgery in September 1995 and for reconstructive plastic surgery in November 1995. To date, proceeds from the sale of AlloDerm products have not been sufficient to fund in full the Company's operating activities.

     LifeCell was incorporated in January 1992 under Delaware law for the purpose of merging with its predecessor, a Delaware corporation incorporated in January 1986. The merger of the two corporations occurred in January 1992. LifeCell's executive offices, production facilities and research facilities are located at 3606 Research Forest Drive, The Woodlands, Texas 77381 and its telephone number is 281/367-5368.

THE  OFFERING

Securities  Offered     330,000  shares  of  Common  Stock.

Use  of  Proceeds      The  Company  will  not  receive  any  proceeds  from
                       sale of the shares of Common Stock offered by the Selling Stockholders hereunder.

Nasdaq               The  shares  of  Common  Stock  are  included  in  the
                       Nasdaq  National  Market  under  the  symbol  "LIFC".

     See "Description of Capital Stock -- Common Stock" for a more complete description of such securities.

                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY THE POTENTIAL INVESTORS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. SPECIAL
NOTE: CERTAIN STATEMENTS SET FORTH BELOW CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AND
SECTION 21E OF THE EXCHANGE ACT. SEE SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

     History  of  Operating  Losses;  Substantial  Accumulated  Earnings Deficit

     Since its inception in 1986, the Company has generated only limited revenues from product sales and has incurred substantial losses, including losses of approximately $3.9 million, $4.1 million and $6.1 million for the years ended December 31, 1995, 1996, and 1997, respectively, and $3.3 million for the six months ended June 30, 1998. At June 30, 1998, the Company had an accumulated deficit of approximately $40.1 million. The Company expects to incur additional operating losses as well as negative cash flow from operations during the remainder of 1998 and at least through most of 1999 as it continues to use substantial resources to expand its marketing efforts with respect to AlloDerm and to expand its product development programs. There can be no assurance that the Company will ever become profitable. The Company's ability to increase revenues and achieve profitability and positive cash flows from operations will depend on increased market acceptance and sales of AlloDerm and commercialization of products under development. There can be no assurance that the Company will be successful in expanding AlloDerm sales or that the Company's development efforts will result in commercially available products, that the Company will obtain required regulatory clearances or approvals for any new products in a timely manner, or at all, that the Company will be successful in introducing any new products or that any new products will achieve a significant level of market acceptance. The development and commercialization of new products will require additional development, sales and marketing, manufacturing and other expenditures. The required level and timing of such expenditures will affect the Company's ability to achieve profitability and positive cash flows from operations. There can be no assurance that the Company will ever achieve higher levels of revenues or a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. See "-No Assurance of Additional Necessary Capital," and "-Uncertainty of Market Acceptance."

     No  Assurance  of  Additional  Necessary  Capital

     The Company intends to expend substantial funds for product research and development, expansion of sales and marketing activities, expansion of manufacturing capacity, product education efforts, and other working capital and general corporate purposes. Although the Company believes that its existing resources and anticipated cash flows from operations will be sufficient to satisfy its capital needs through at least mid 2000, there can be no assurance that the Company will not require additional financing before that time. The Company's actual liquidity and capital requirements will depend upon numerous factors, including the costs and progress of the Company's research and development efforts; the number and types of product development programs undertaken; the costs and timing of expansion of sales and marketing activities; the costs and timing of expansion of manufacturing capacity; the amount of revenues from sales of the Company's existing and new products; changes in, termination of, and the success of existing and new distribution arrangements; the cost of maintaining, enforcing and defending patents and other intellectual property rights; competing technological and market developments; developments related to regulatory and third-party reimbursement matters; and other factors. In the event that additional financing is needed, the Company may seek to raise additional funds through public or private financing, collaborative relationships or other arrangements. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve significant restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require the Company to relinquish its rights to certain of its technologies, products or marketing territories. Failure to raise capital when needed could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such financing, if required, will be available on terms satisfactory to the Company, if at all. If adequate funds are not available, the Company expects it will be required to delay, scale back or eliminate one or more of its product development programs.

     Government  Regulation-AlloDerm

In July 1997, the United States Food and Drug Administration (the "FDA") published a final rule that became effective in January 1998 regulating "human tissue." The rule clarifies and modifies an earlier interim rule and defines human tissue as any tissue derived from a human body which is (i) intended for administration to another human for the diagnosis, cure, mitigation, treatment or prevention of any condition or disease and (ii) recovered, processed, stored or distributed by methods not intended to change tissue function or characteristics. The FDA definition excludes, among other things, tissue that currently is regulated as a human drug, biological product or medical device and excludes kidney, liver, heart, lung, pancreas or any other vascularized human organ. Unlike certain drugs, biologicals and medical devices, human tissue is not subject to premarket notification or approval by the FDA.

     In September 1996, the Company received a letter from the FDA to the effect that AlloDerm intended for use for replacement or repair of damaged or inadequate integumental tissue is human tissue within the meaning of the interim final rule. This FDA position reversed the preliminary agency determination that AlloDerm should be regulated under the medical device authorities. The provisions of the interim rule relied upon by the FDA in the September 1996 letter were unchanged in the final rule. Consequently, AlloDerm is not subject to premarket notification or approval by the FDA and the Company may promote and sell AlloDerm for use in the treatment of wounds, such as third-degree burns, in periodontal surgical procedures, such as free-gingival grafting and guided tissue regeneration, and in reconstructive plastic surgery procedures, such as contracture release grafting and scar revision. The agency also informed the Company that this decision applies only to AlloDerm when it is intended for use in transplantation, and the regulatory status of the product when it is promoted for other uses, such as a void filler for soft tissue, for cosmetic augmentation or as a wound healing agent (the "Additional Indications"), would need to be determined by the FDA on a case-by-case basis.

While the Company's marketing efforts had not previously focused on the Additional Indications, as a follow-up to its September 1996 letter, the FDA informed the Company that AlloDerm for Additional Indications would have to be formally presented to the FDA to determine if, with these indications, AlloDerm would continue to fall within the scope of the interim rule for human tissue and thus not require premarket clearance as a medical device. The Company was asked to indicate what changes in advertisement and promotion it would make for AlloDerm. The Company responded to the FDA letter in October 1996, and informed the agency that the Company believes that the distinctions drawn regarding the definition of transplantation and human tissue and between integumental tissue and all other tissue in the September 1996 letter were fairly novel and ones for which the Company would require clarification from the FDA as it goes forward. The Company believes that AlloDerm, when used for cosmetic augmentation and as a void filler, may still qualify as human tissue. Similarly, the Company advised the FDA that since almost every replacement or repair of damaged or inadequate tissue involves a cosmetic aspect, the Company believes that many cosmetic uses of AlloDerm are within the purview of human tissue. Nevertheless, the Company informed the FDA that it intends to follow the agency's decision and, until this matter is clarified on a case-by-case basis, will not promote AlloDerm for the Additional Indications.

During late 1997, the Company notified the FDA that it believes that AlloDerm, when promoted for use in dura mater replacement procedures, is human tissue within the scope of the FDA's interim and final tissue regulations. The Company requested a meeting to discuss this matter further. In December 1997, the FDA notified the Company that it believes that AlloDerm, when promoted for such use, should be classified as a medical device. The Company met with the FDA during April 1998 to discuss this matter further. Subsequent to the meeting, the FDA reiterated its position that AlloDerm, when promoted for such use, should be classified as a medical device.

It is unclear whether the FDA would regulate AlloDerm under its medical device authorities for these indications: (i) graft for guided bone regeneration; (ii) oncological reconstruction; (iii) urological applications; (iv) certain orthopedic surgeries; and (v) general surgeries. In addition, further discussion with the FDA is required to determine the level of regulation that may be applied with regard to the promotion and marketing of Micronized AlloDerm.

There can be no assurance that the FDA will not finally conclude that use of AlloDerm for the Additional Indications or other indications should be regulated as a medical device and require a 510(k) premarket notification or premarket approval application for AlloDerm for such indications. If the FDA were to conclude definitively that the Company is required to obtain agency clearance of a 510(k) notification or approval of a premarket approval application for AlloDerm for the Additional Indications or for other uses, the FDA may require the Company to conduct laboratory testing and preclinical and clinical studies of AlloDerm to support a marketing application. Testing, preparation of necessary applications and processing of those applications by the FDA is expensive and any required laboratory testing or preclinical or clinical studies that the Company would be required to conduct could take several years to complete. There can be no assurance that any required testing could be completed successfully, or that if successfully completed, would provide sufficient data and information to enable the FDA to determine, on a timely basis, if at all, that when AlloDerm is used for the Additional Indications or for other uses, it is substantially equivalent to a legally marketed predicate device or is safe and effective for such uses and to permit the product to be marketed for such uses. Failure of the Company to receive any required FDA clearance or approval of AlloDerm for such uses on a timely basis would preclude promotion of AlloDerm for such uses and could have a material adverse effect on the Company's business, financial condition and results of operations.

In October 1997, the FDA inspected LifeCell's facilities. No Form 483 Notice of Observations was left with the Company, although the agency did take copies of numerous documents relating to the AlloDerm production process and promotional material relating to AlloDerm. Notwithstanding the fact that no Form 483 was received, there can be no assurance that the FDA will not raise regulatory issues with respect to the documents taken for review.

In February 1997, the FDA issued a comprehensive "proposed approach" to the regulation of cellular and tissue-based products, other than human tissue for transplantation. The FDA proposal sets forth a tiered approach to cell and tissue regulation that ranges from no regulatory requirements for cells or tissue that are removed and transplanted into the same patient in a single surgical procedure to full premarket approval requirements for biologics and medical devices that raise potential health, safety or efficacy concerns. In May 1998, FDA issued a proposed rule that, if finalized in its current form, would require certain manufacturers of human cellular and tissue-based products to register with the agency and list their products. A tissue product manufacturer would be subject to the proposed rule if its product is (i) minimally manipulated (i.e., tissue processing does not alter original characteristics relevant to the tissue's utility), (ii) not promoted or labeled for any use other than a homologous use (i.e., tissue has the same basic function as in its native state and, for structural tissue, has the same location); (iii) is not combined with or modified by the addition of any noncellular or nontissue component that is a drug or device; and (iv) does not have a system effect, except in cases of autologous use, transplantation into a first-degree blood relative, or reproductive use. FDA has indicated that this proposed rule is a first step toward instituting the comprehensive "proposed approach" set forth in February 1997. Although the FDA has notified the Company that AlloDerm is not now subject to premarket notification or approval, there can be no assurance that the FDA will not impose additional or different regulatory requirements on AlloDerm after the agency finalizes its approach to the regulation of cellular and tissue-based products.

Human tissue is regulated by the FDA in a manner the agency has deemed necessary to protect the public health from the transmission of various infectious diseases, including human immunodeficiency virus ("HIV") infection, syphilis and hepatitis infection, through transplantation of tissue from donors with or at risk of these diseases. Under the FDA regulations, all facilities engaged in the procurement, processing, storage or distribution of human tissue intended for transplant are required to assure that certain infectious disease testing and donor screening is performed and that records documenting such testing for each tissue are available for inspection by the FDA. The regulations also provide authority for the FDA to conduct inspections of human tissue facilities and to detain, recall or destroy tissue for which appropriate documentation is not available. Although the Company believes that it conducts its operations in compliance in all material respects with such requirements, no assurances may be given in such regard. Non-compliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to authorize the marketing of new products or to allow the Company to enter into supply contracts and criminal prosecution.

The National Organ Transplant Act ("NOTA") and some state laws prohibits the acquisition, receipt or transfer of certain human organs, including skin, for "valuable consideration." NOTA and some state laws permits the payment of reasonable expenses associated with the removal, transportation, processing, preservation, quality control and storage of human tissue and skin. NOTA and some state laws may be interpreted to limit the prices that LifeCell may charge for processing and transporting its human tissue products. This could result in limited revenues which could adversely affect LifeCell's business, financial condition and results of operations.

     Government  Regulation-Proposed  Products

     Many if not all of LifeCell's products under development will require regulatory approval or clearance prior to commercialization. Human therapeutic products are subject to rigorous preclinical and clinical testing as a condition of approval by the FDA and by similar regulatory authorities in foreign countries. The lengthy process of obtaining these approvals and clearances and the ongoing process of compliance with applicable federal statutes and regulations will require the expenditure of substantial resources, and there can be no assurance that FDA or foreign approvals will be obtained for any of the Company's proposed products.

The regulatory status of micronized forms of AlloDerm in the United States is uncertain. Although the Company believes that this form of AlloDerm should be classified as human tissue intended for transplantation, there can be no assurance that the FDA would agree. The Company has not discussed the regulation of micronized AlloDerm with the FDA at this time. Should the FDA require medical device premarket clearance or approval, extensive clinical data could be required to support the filing and there can be no assurance that clearance or approval could be obtained on a timely basis, if at  all.
                                        7

LifeCell believes that its allograft tissue products in development, including vascular grafts and nerve connective tissue, should be classified as "human tissue" under the FDA's regulations. However, further discussion with the FDA is required to determine the level of regulation the FDA will adopt with regard to the promotion and marketing of these products. There can be no assurance that the FDA will not require the submission of premarket approval application supported by extensive clinical data for these products.

LifeCell's proposed Xenograft (animal) heart valve and other Xenograft tissue transplantation products will be subject to regulation as medical devices. The Company's proposed blood cell preservation products will be subject to regulation as biologics. Such products require FDA premarket clearance or approval prior to commercialization in the United States. To obtain FDA approval for these products, the Company must submit proof of their safety and efficacy. Testing, preparation of necessary applications and processing of those applications by the FDA is expensive and time consuming. There can be no assurance that the FDA will act favorably or quickly in making such reviews, and significant difficulties or costs may be encountered by the Company in its efforts to obtain FDA clearances that could delay or preclude the Company from marketing any product it may develop. The FDA may also place conditions on clearances that could restrict commercial applications of such products. Product marketing approvals or clearances may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Delays imposed by the governmental clearance process may materially reduce the period during which the Company has the exclusive right to commercialize patented products.

     Products marketed by LifeCell pursuant to FDA or foreign approval will be subject to pervasive and continuing regulation. In the United States, devices and biologics must be manufactured in registered establishments and must be produced in accordance with the FDA's "Quality System" regulation for medical devices or "Good Manufacturing Practices" ("GMP") regulations for biologics. Manufacturing facilities and processes are subject to periodic FDA inspection. Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The export of devices and biologics is also subject to regulation and may require FDA approval. From time to time, the FDA may modify such requirements, imposing additional or different requirements. Failure to comply with any applicable FDA requirements could result in civil and criminal enforcement actions and other penalties. In addition, there can be no assurance that the various states in which LifeCell's products are sold will not impose additional regulatory requirements or marketing impediments.

The National Organ Transplant Act and some state laws prohibits the acquisition, receipt or transfer of certain human organs, including heart valves and vascular grafts, for "valuable consideration," which could affect the commercialization of certain of the Company's proposed human tissue products. See "-Government Regulation-AlloDerm."

     Foreign  Regulatory  Status  of  AlloDerm

     The regulation of AlloDerm outside the United States varies by country. Certain countries regulate AlloDerm as a pharmaceutical product, requiring extensive filings and regulatory approvals to market the product. Certain countries classify AlloDerm as a transplant tissue but may restrict its import or sale. Other countries have no applicable regulations regarding the import or sale of products similar to AlloDerm, creating uncertainty regarding the import or sale of the product. There can be no assurance that the various foreign countries in which LifeCell's products are sold will not impose additional regulatory requirements.

AlloDerm currently is being marketed in certain foreign countries, and LifeCell is pursuing clearance to market AlloDerm in additional countries. There can be no assurance that the uncertainty of regulations in each country will not delay or impede the marketing of AlloDerm or impede the ability of LifeCell to negotiate distribution arrangements on favorable terms. Certain foreign countries have laws similar to the United States' National Organ Transplant Act. These laws may restrict the amount that the Company can charge for AlloDerm and may restrict the importation or distribution of AlloDerm to licensed not-for-profit organizations.

     Uncertainty  of  Market  Acceptance

     Much of the Company's ability to increase revenues and to achieve profitability and positive cash flow will depend on expanding the use and market penetration of its AlloDerm product and the successful introduction of its products in development. Products based on the Company's technologies represent new methods of treatment. Physicians will not use the Company's products unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies. Even if the advantage of the Company's products is established as clinically significant, physicians may not elect to use such products for any number of reasons. As such, there can be no assurance that any of the Company's AlloDerm products or products under development will gain any significant degree of market acceptance among physicians, health care payors and patients. Broad market acceptance of the Company's products may require the training of numerous physicians and clinicians, as well as conducting or sponsoring clinical studies to demonstrate the benefits of such

                                        8
products. The amount of time required to complete such training and studies could result in a delay or dampening of such market acceptance. Moreover, health care payors' approval of reimbursement for the Company's products in development will be an important factor in establishing market acceptance. See "-Limited Third-Party Reimbursement."

     Delayed  or  Unsuccessful  Product  Development

     The Company's growth and profitability will depend, in part, upon its ability to complete development of and successfully introduce new products. The Company may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. Although the Company has conducted animal studies on many of its products under development which indicate that the product may be feasible for a particular application, there can be no assurance that the results obtained from expanded studies will be consistent with earlier trial results or be sufficient for the Company to obtain any required regulatory approvals or clearances. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, that regulatory clearance or approval of these or any new products will be granted on a timely basis, if ever, or that the new products will adequately meet the requirements of the applicable market or achieve market acceptance. The completion of the development of any of the Company's products under development remains subject to all the risks associated with the commercialization of new products based on innovative technologies, including unanticipated technical or other problems, manufacturing difficulties and the possible insufficiency of the funds allocated for the completion of such development, which could result in a change in the design, delay in the development or the abandonment of such products. Consequently, there can be no assurance that any of the Company's products under development will be successfully developed or manufactured or, if developed and manufactured, that such products will meet price or performance objectives, be developed on a timely basis or prove to be as effective as competing products. The inability to complete successfully the development of a product or application, or a determination by the Company, for financial, technical or other reasons, not to complete development of any product or application, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence  on  Key  Management  and  Personnel

     The success of LifeCell will be dependent largely on the efforts of its executive officers. The loss of the services of one or more of these officers could have a material adverse effect on LifeCell's business, financial condition and results of operations. LifeCell has obtained "keyman" life insurance on Mr. Paul M. Frison, Chairman of the Board, President and Chief Executive Officer of the Company, and Dr. Stephen A. Livesey, M.D., Ph.D., Executive Vice President and Chief Science Officer and a director of the Company, of $1.0 million and $3.0 million, respectively. Dr. Livesey, a citizen of Australia, has applied for permanent residence status in the United States. There can be no assurance that he will be able to obtain such status. Further, the success of LifeCell is also dependent upon its ability to hire and retain qualified operating, marketing and technical personnel. The competition for qualified personnel in the biomedical industry is intense and, accordingly, there can be no assurance that LifeCell will be able to hire or retain such personnel. The Company does not have employment agreements with any of its employees.

     Dependence  on  Corporate  Collaborators

     The Company expects to rely in the future on corporate collaborative partners for the development and commercialization of certain products and to conduct certain clinical trials, obtain regulatory approvals and manufacture and market any resulting products. In addition, the Company may rely in the future on corporate collaborative partners for the development and commercialization of certain applications of AlloDerm. Although the Company believes that any such collaborative partners would have an economic motivation to commercialize any products that might result from such arrangements, the amount and timing of resources devoted to these activities by such parties could depend on the achievement of technical and research goals by the Company and generally would be controlled by such partners. Moreover, collaborative arrangements generally provide that they may be terminated by the collaborator prior to their expiration under circumstances that also may be outside the control of the Company. Any eventual sale of products may depend further on the successful completion of arrangements with other partners, licensees or distributors in each territory. There can be no assurance that the Company will be successful in establishing any such collaborative arrangements on acceptable terms, if at all, or that any such future collaborator would be successful in commercializing any resulting products. In 1994, LifeCell entered into a license and development agreement with Medtronic, Inc. ("Medtronic") to develop jointly the Company's heart valve products. Pursuant to the agreement, Medtronic paid LifeCell an initial $1.5 million license fee, funds to a limited extent certain costs of research and development under a mutually agreed upon budget, including clinical trials, if any, and will pay royalties of up to an aggregate of $25.0 million on sales of products covered by the agreement. There can be no assurance that Medtronic will perform its obligations under the agreement, will provide material funding for the Company's heart valve development program, will not terminate the agreement, that Medtronic or LifeCell will successfully develop or market any products under the agreement or that LifeCell will ever receive royalties under the agreement. Furthermore, there can be no assurance that Medtronic or future collaborators will not pursue existing or alternative technologies in preference to potential products being developed in collaboration with the Company.
                                        9
Dependence  on  Distributor  Sales

     Sales to distributors constitute a significant portion of the Company's revenues. The Company has only recently entered into certain of its current distribution arrangements. The Company may be required to enter into additional distribution arrangements to achieve broad distribution of AlloDerm or any future products. There can be no assurance that the Company will be able to maintain its current distributor arrangements or, in the event of termination of any of these arrangements, that a new distributor will be found, or that the Company will be able to enter into and maintain arrangements with additional distributors on acceptable terms, or on a timely basis, if ever. The Company's distributors generally purchase and maintain inventories of AlloDerm in anticipation of future sales to dentists, surgeons and hospitals. The termination of the distributor's relationship with the Company may have an adverse effect on LifeCell's sales until such inventories are sold. The Company may elect or be required to repurchase inventory held by any terminated distributor, and such repurchase may adversely affect the results of operations or financial condition of the Company. In addition, there can be no assurance that the Company's distributors will devote the resources necessary to provide effective sales and marketing support to the Company or market the Company's products at prices that can achieve market acceptance. The Company's distributors may give higher priority to the products of other medical suppliers or their own products, thus reducing their efforts to sell the Company's products. If any of the Company's distributors becomes unwilling or unable to promote, market and sell the Company's products, the Company's business, financial condition and results of operations could be materially adversely affected. The Company has engaged Lifecore Biomedical, Inc. as the exclusive distributor for AlloDerm for dental applications in the United States, and other distributors also may be granted exclusive distribution rights. To the extent any exclusive distributor fails adequately to promote, market and sell the Company's products, the Company may not be able to secure a replacement distributor until after the term of the distribution contract is complete or until such contract can otherwise be terminated.

Dependence  on  Certain  Sources  of  Materials

The Company's business will be dependent on the availability of donated human skin, cardiovascular tissue and other tissues. A finite supply of donated tissue is available. Although the Company has established what it believes to be adequate sources of donated human skin to satisfy the expected demand for AlloDerm during 1998, LifeCell has not yet developed a supply of other tissues and there can be no assurance that the availability of donated human skin and other tissues will be sufficient to meet LifeCell's demand for such materials. Any significant interruption in supply of such tissue would likely have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company acquires donated human skin from various non-profit organizations which procure skin and other donated human tissue. The procurement of skin generally constitutes a small portion of the operating funds for such non-profit organizations. The development of products that replace the need for donated tissue, such as the development of synthetic bone substitutes to replace allograft bone procured by the organizations, could threaten the existence of the non-profit organizations and, therefore, adversely affect the supply of donated human skin to LifeCell or increase the required payments from LifeCell.

The Company has performed limited activities to develop products using porcine dermis and other animal tissues as a substitute for donated human skin. If successfully developed, animal tissue could replace the need for human tissue as a raw material. There can be no assurance that such animal tissue products can be successfully developed, that such development and required regulatory approvals could result in timely replacement of human tissue used by LifeCell in the event of a reduced supply of human tissue or that the cost of such animal tissue would not materially adversely affect the business, financial condition and results of operations of the Company.

Donors of organs and tissues, including donated human skin, have various motivations. Although LifeCell does not promote the use of AlloDerm for cosmetic applications, AlloDerm has been used by surgeons in a variety of applications that may be considered "cosmetic." Knowledge of such use by potential donors could impact their willingness to donate skin for such uses. See "-Product Liability and Insurance."

     Technological  Change  and  Competition

     The biomedical field is undergoing rapid and significant technological change. LifeCell's success depends upon its ability to develop and commercialize efficient and effective products based on its technology. There are many companies and academic institutions that are capable of developing products based on similar technology, and that have developed and are capable of developing products based on other technologies, which are or may be competitive with LifeCell's products. Many of these companies and academic institutions are well-established, have substantially greater financial and other resources, research and development capabilities and more experience in conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing than LifeCell. These companies and academic institutions may succeed in developing competing products that are more effective than LifeCell's products, or that receive government approvals more quickly than LifeCell's products, which may render the Company's products or technology uncompetitive, uneconomical or obsolete.

                                       10
     Limited  Third-Party  Reimbursement

     Generally, hospitals, physicians and other health care providers purchase products, such as the products being sold or developed by LifeCell, for use in providing care to their patients. These parties typically rely on third-party payors, including Medicare, Medicaid, private health insurance and managed care plans, to reimburse all or part of the costs of acquiring those products and costs associated with the medical procedures performed with those products. Cost control measures adopted by third-party payors in recent years have had and may continue to have a significant effect on the purchasing practices of many health care providers, generally causing them to be more selective in the purchase of medical products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. The Company believes that certain third-party payors provide reimbursement for medical procedures at a specified rate without additional reimbursement for products, such as those being sold or developed by LifeCell, used in such procedures. There can be no assurance that adequate third-party payor reimbursement will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in developing new products. In addition, government and other third-party payors continue to refuse, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval. Many uses of AlloDerm have not been granted such marketing approval and there can be no assurance that any such uses will be approved. Further, certain of the Company's products are used in medical procedures that typically are not covered by third-party payors, such as "cosmetic" procedures, or for which patients sometimes do not obtain coverage, such as dental procedures. These and future changes in third-party payor reimbursement practices regarding the procedures performed with LifeCell's products could adversely affect the market acceptance of LifeCell's products.

     Dependence  on  Patents  and  Proprietary  Rights

     LifeCell's ability to compete effectively with other companies is materially dependent upon the proprietary nature of its technologies. LifeCell relies primarily on patents and trade secrets to protect its technologies. LifeCell currently licenses the exclusive right to nine United States patents and related foreign patents and non-exclusive rights to 14 patents. In addition, LifeCell has been issued three United States utility patents, one United States design patent and has seven pending United States patent applications. There can be no assurance that LifeCell will obtain any additional patents or other protection, that the patents currently applied for will be granted, that, if the patents currently applied for are granted, the claims allowed will be sufficient to protect LifeCell's technology, or that existing patents or proprietary rights owned by or licensed to LifeCell will provide significant commercial benefits. Further, there can be no assurance that any patents or proprietary rights owned by or licensed to LifeCell will not be challenged, invalidated, circumvented, or rendered unenforceable based on, among other things, subsequently discovered prior art, lack of entitlement to the priority of an earlier, related application or failure to comply with the written description, best mode, enablement or other applicable requirements. The invalidation, circumvention or unenforceability of key patents or proprietary rights owned by or licensed to LifeCell could have a material adverse effect on LifeCell and on its business, financial condition and results of operations.

LifeCell's success will depend in part on its ability to maintain and obtain patent protection for its technology both in the United States and other countries. Other companies and research and academic institutions may have developed technologies, filed patent applications or received patents on various technologies that may be related to LifeCell's business. Some of these patent applications, patents or technologies may conflict with LifeCell's patent applications, patents or technologies. Any such conflict could invalidate or limit the scope of LifeCell's patents or could result in denial of LifeCell's patent applications.

In general, the patent position of biotechnology and medical product firms is highly uncertain and involves complex legal, scientific and factual questions. There can be no assurance that any other patents will be granted with respect to the patent applications filed by the Company. Furthermore, there can be no assurance that any patents issued or licensed to the Company will provide commercial benefit to the Company or will not be infringed, invalidated or circumvented by others. The United States Patent and Trademark Office currently has a significant backlog of patent applications, and the approval or rejection of patents may take several years. Prior to actual issuance, the contents of United States patent applications are generally not made public. Once issued, such a patent would constitute prior art from its filing date, which might predate the date of a patent application on which the Company relies. Conceivably, the issuance of such a patent, or the discovery of "prior art" of which the Company is currently unaware, could invalidate a patent of the Company or its licensor or prevent commercialization of a product disclosed therein.

The Company generally does not conduct an extensive review of issued patents prior to engaging in research or development activities. Accordingly, the Company may be required to obtain a license from others to commercialize any of its products under development. There can be no assurance that any such license that may be required could be obtained on favorable terms or at all.
                                       11

In addition, if patents that cover LifeCell's existing activities are issued to other companies, there can be no assurance that LifeCell would be able to obtain licenses to such patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. Any of the foregoing matters could have a material adverse effect on LifeCell and on its business prospects. In addition, the Company may be required to obtain a license under one or more patents prior to commercializing any heart valve or vascular product, if developed. There can be no assurance that such a license will be available, or if available, that a license will be granted on terms which are commercially acceptable to the Company.

There can be no assurance that LifeCell will not be required to resort to litigation to protect its patented technologies or other proprietary rights or that the Company will not be the subject of patent litigation to defend its existing or proposed products or processes against claims of patent infringement or other intellectual property claims. Any of such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

LifeCell also has applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by United States patents or proprietary rights owned by or licensed to LifeCell may differ from that of their foreign counterparts.

LifeCell may decide for business reasons to retain certain knowledge that it considers proprietary as confidential and elect to protect such information as a trade secret, as business confidential information or as know-how. In that event, LifeCell must rely upon trade secrets, know-how and continuing technological innovation to maintain its competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise gain access to or disclose such information. The independent development or disclosure of LifeCell's trade secrets could have a material adverse effect on LifeCell and on its business prospects.

     Product  Liability  and  Insurance

     The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of medical products. Although the Company has product liability insurance coverage with an aggregate limit of $8.0 million and a per occurrence limit of $6.0 million, there can be no assurance that such insurance will provide adequate coverage against potential liabilities, that adequate product liability insurance will continue to be available in the future or that it can be maintained on acceptable terms. The obligation to pay any product liability claim in excess of whatever insurance the Company is able to acquire could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company uses donated human skin as the raw material for AlloDerm. The non-profit organizations that supply such skin are required to follow FDA regulations and guidelines published by the American Association of Tissue Banks to screen donors for potential disease transmission. Such procedures include donor testing for certain viruses, including HIV. The Company's manufacturing process also has been demonstrated to inactivate concentrated suspensions of HIV in tissue. While the Company believes such procedures are adequate to reduce the threat of disease transmission, there can be no assurance that its AlloDerm product will not be associated with transmission of disease or that a patient otherwise infected with disease would not erroneously assert a claim that the use of AlloDerm resulted in the disease transmission. Any such transmission or alleged transmission could have a material adverse effect on the Company's ability to manufacture or market its products or could otherwise have a material adverse effect on the Company's business, financial condition or results of operations. See "-Dependence on Certain Sources of Materials."

     Limitation on the Use of Net Operating Losses and Research and Development Tax Credits

     As of December 31, 1997, LifeCell had accumulated net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $32.1 million and research and development tax credits of approximately $395,000 since its inception, and may continue to incur NOL carryforwards. United States tax laws provide for an annual limitation on the use of NOL carryforwards following certain ownership changes and also limit the time during which NOL and tax credit carryforwards may be applied against future taxable income and tax liabilities. The sale of Common Stock in a public offering completed in December 1997 resulted in an ownership change for federal income tax purposes. The Company estimates that the amount of its NOL carryforwards and the credits available to offset taxable income subsequent to the offering will be approximately $2.6 million per year on a cumulative basis. Accordingly, if LifeCell generates taxable income in any year in excess of the then cumulative limitation, the Company may be required to pay federal income taxes even though it has unexpired NOL carryforwards.
                                       12

Disposal  of  Hazardous  Materials

     LifeCell's research and development and processing techniques generate waste that is classified as hazardous by the United States Environmental Protection Agency and the Texas Natural Resources Commission. LifeCell segregates such waste and disposes of it through a licensed hazardous waste transporter. Although LifeCell believes it is currently in compliance in all material respects with applicable environmental regulations, its failure to comply fully with any such regulations could result in the imposition of penalties, fines or sanctions that could have a material adverse effect on LifeCell's business, financial condition and results of operations.

The market price of the shares of Common Stock, like that of the common stock of many other medical products and high technology companies, has in the past been, and is likely in the future to continue to be, highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new commercial products by the Company or competitors, collaborative relationships, government regulation, developments in or disputes regarding patent or other proprietary rights, economic and other external factors and general market conditions may have a significant effect on the market price of the Common Stock. Moreover, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market prices for medical products and high technology companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of Common Stock.

     Possible  Anti-Takeover  Effects

     Certain provisions of LifeCell's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") and Section 203 of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. For example, provisions contained in the Restated Certificate of Incorporation and By-laws include authorized blank check preferred stock, the denial of cumulative voting, limitation of the persons who may call a special meeting of the stockholders and an advance notice requirement for election to the Board of Directors.

     Rights  of  Holders  of  Series  B  Preferred  Stock

     As of July 31, 1998, there were 120,908 shares of the Company's Series B Preferred Stock, par value $.001 per share, (the "Series B Preferred Stock") outstanding. Such shares are convertible at any time at the option of the holders thereof and automatically under certain circumstances into approximately 3,900,258 shares of Common Stock. On all matters submitted to a vote of the stockholders of the Company, each share of Series B Preferred Stock entitles the holder thereof to one vote for each share of Common Stock into which such share of Series B Preferred Stock is then convertible. The holders of the shares of Series B Preferred Stock have the right to elect up to two directors of the Company. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, an amount equal to $100.00 per share of Series B Preferred Stock. After payment of the full amount of any liquidating distribution to which they are entitled, the holders of shares of Series B Preferred Stock will be entitled to share ratably (treating all then issued and outstanding shares of Series B Preferred Stock as if such shares had been converted into Common Stock) in any further distribution of assets by the Company to the holders of Common Stock. Holders of the Series B Preferred Stock are entitled to receive dividends through September 30, 2001. The Company may at its option pay such dividends in additional shares of Series B Preferred Stock.

     Shares  Available  for  Future  Sale

     As of the date of this Prospectus the Company has 11,242,244 shares of Common Stock outstanding. Substantially all of these shares are available for immediate sale in the public market pursuant to effective registration statements or exemptions from registration under the Securities Act. As of July 31, 1998, an additional approximately 3,900,258 shares of Common Stock are issuable upon conversion of the Series B Preferred Stock (the "Series B Conversion Shares"). The resale of the Series B Conversion Shares is covered by an effective registration statement under the Securities Act and the Series B Conversion Shares are, therefore, available for immediate resale in the public market upon conversion. There are also outstanding stock options and warrants to purchase an aggregate of 4,979,858 shares of Common Stock, including the 330,000 shares of Common Stock being sold pursuant to this Prospectus, at various exercise prices per share. Substantially all of such shares are available for immediate sale in the public market upon exercise pursuant to effective registration statements under the Securities Act. In addition, in the event that Medtronic terminates funding of the Company's heart valve program, Medtronic may convert its $1.5 million license fee into newly issued shares of Common Stock at the then-current market price (333,333 shares, assuming a market price of $4.50 per share), subject to certain limitations and conditions. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time.
                                       13

The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock, and could impair the Company's ability to raise capital through the sale of its equity securities.

     Limited Public Market for Common Stock; Possible Volatility of Securities Prices

     Historically, the Common Stock has experienced low trading volumes. The market price of the Common Stock also has been highly volatile and it may continue to be highly volatile as has been the case with the securities of other public biotechnology companies. Factors such as announcements by LifeCell or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may substantially affect the market price of LifeCell's securities. Changes in the market price of the Common Stock may bear no relation to LifeCell's actual operational or financial results.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in or incorporated by reference into this Prospectus, including, without limitation, statements regarding the Company's financial position, business strategy, products, products under development, markets, budgets and plans and objectives of management for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the Cautionary Statements.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders hereunder.

                              SELLING STOCKHOLDERS

     Of the 330,000 shares of the Company's Common Stock offered hereby, 220,000 shares are issuable upon exercise of stock options granted to certain former directors of the Company in connection with their agreement to resign from such office upon the closing of the Company's sale of Series B Preferred Stock in 1996 and in exchange for options previously granted under the Company's Second Amended and Restated 1993 Non-Employee Director Stock Option Plan. The remaining 110,000 shares of Common Stock include the shares of Common stock issuable upon the exercise of various warrants granted by the Company to certain consultants in exchange for investment banking and other services.

The following table sets forth the names of the Selling Stockholders, together with the number of shares of Common Stock of the Company that may be offered and sold hereby.


                                             BENEFICIAL              BENEFICIAL
                                           OWNERSHIP(1)            OWNERSHIP (1)
                                             PRIOR TO              SUBSEQUENT TO
                                             OFFERING                OFFERING
                                             ---------                 --------
                                                            NUMBER
                                                              OF
                                                            SHARES
                                                            TO BE
NAME                                      SHARES   PERCENT   SOLD   SHARES  PERCENT
----------------------------------------  -------  -------  ------  ------  -------
P. William Curreri (2)                    110,080     *     70,000  40,080     *

Christopher Kraft, Jr. (3)                106,609     *     75,000  31,609     *

Martin Sutter (4)                         88,363      *     75,000  13,363     *

Consulting for Strategic Growth, LTD (5)  50,000      *     50,000    --       *

The Rennaissance Group, Limited (6)       50,000      *     50,000    --       *

Donald P. Callan, D.D.S. (7)              13,500      *     10,000  3,500      *



--------------
*Less  than  1%.

(1) Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of August 1, 1998 have been exercised or converted. Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Includes 70,000 shares of Common Stock issuable upon exercise of options, 13,709 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 9,032 shares of Common Stock issuable upon the exercise of a warrant. From October 1992 to November, 1996 P. William Curreri, M.D. was a director of the Company.

(3) Includes 75,000 shares of Common Stock issuable upon exercise of options, 8,516 shares issuable upon the conversion of Series B Preferred Stock held by a Keogh Profit Sharing Plan of which Mr. Kraft is a beneficiary, and 5,645 shares issuable upon the exercise of a warrant held by a Keogh profit sharing plan of which Mr. Kraft is a beneficiary. From January 1987 to November, 1996 Christopher C. Kraft, Jr. was a director of the Company.

(4) Includes 75,000 shares of Common Stock issuable upon exercise of options. From June 1986 to November, 1996 Martin Sutter was a director of the Company.

(5) Includes 50,000 shares of Common Stock issuable upon exercise of various warrants.

(6) Includes 50,000 shares of Common Stock issuable upon exercise of various warrants.

(7) Includes 10,000 shares of Common Stock issuable upon exercise of a warrant and 2,500 shares of Common Stock issuable upon exercise of an option granted under the Company's Amended and Restated 1992 Employee Stock Option Plan, as amended.

                           DESCRIPTION OF COMMON STOCK

     AUTHORIZED  AND  OUTSTANDING  CAPITAL  STOCK

     LifeCell is authorized by the Restated Certificate of Incorporation, as amended to issue 48,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, $.001 par value per share ("Preferred Stock"), 182,205 shares of which are designated "Series B Preferred Stock". At the date of this Prospectus, there were 11,242,244 shares of Common Stock issued and outstanding, and 120,908 shares of Series B Preferred Stock, issued and outstanding. In addition, there was an aggregate of approximately 11,651,844 shares of Common Stock reserved for issuance upon conversion of the Series B Preferred Stock, upon exercise of outstanding warrants and options, under director and employee benefit plans, and an additional number of shares of Common Stock as may be issued upon conversion of shares of Series B Preferred Stock that may be issued as dividends on the Series B Preferred Stock and pursuant to other rights to acquire Common Stock.

     Holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors and to share ratably in assets available for distribution to holders of the Common Stock upon any liquidation. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Company. Holders of Common Stock have no preemptive rights and no right to cumulate votes. Except as otherwise required by law or the provisions of the Restated Certificate of Incorporation, the holders of shares of Common Stock are not entitled to vote separately as a class on any matter submitted to a vote of the stockholders of the Company.

 CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE
         OF INCORPORATION, BY-LAWS AND DELAWARE GENERAL CORPORATION LAW

     The Restated Certificate of Incorporation and By-laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender or exchange offer, a proxy contest or otherwise. The description of such provisions set forth below is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation and the By-laws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Risk Factors--Possible Anti-Takeover Effects".

     PREFERRED STOCK. The Restated Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series. The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs that may arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by the Restated Certificate of Incorporation, applicable laws or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

     Although the Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the Board of Directors, including a tender or exchange offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

     SPECIAL MEETING OF STOCKHOLDERS. The By-laws provide that special meetings of stockholders may be called only by the President or the Board of Directors. Such provisions, together with the other anti-takeover provisions described herein, also could have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company.

     NOTICE PROCEDURES. The By-Laws provide that stockholder election of directors may be conducted only at annual meetings of stockholders and establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as director. These procedures provide that notice of such stockholder proposals must be timely, notice must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to an annual meeting. The notice must contain certain information specified in the By-Laws.

DELAWARE ANTI-TAKEOVER LAW. Under Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporations or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company.

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company is required to indemnify any director who, as the result of his acting as a director of the Company, was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     The 330,000 shares of Common Stock offered hereby are being offered for the account of certain stockholders of the Company named under the heading "Selling Stockholders".

     Sales of shares of Common Stock by the Selling Stockholders may be made from time to time in the over-the-counter market, on any stock exchange on which the Common Stock may be listed at the time of sale, in private transactions or pursuant to underwriting agreements at prices related to prices then prevailing involving payment of customary commissions or discounts. On August 31, 1998, the average of the high and low prices of the Common Stock, as reported by The Nasdaq Stock Market was $3.97 per share.

                                  LEGAL MATTERS

    Certain legal matters with respect to the Common Stock are being passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas, counsel to the Company.

                                     EXPERTS

    The financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.
                                       17

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ---------------

                                TABLE OF CONTENTS

     PAGE

Additional  Information                                                    2
Prospectus  Summary                                                        3
Risk  Factors                                                              5
Special  Note  Regarding  Forward-Looking  Statements                     14
Use  of  Proceeds                                                         14
Selling  Stockholders                                                     14
Description  of  Capital  Stock                                           16
Plan  of  Distribution                                                    17
Legal  Matters                                                            17
Experts                                                                   17

                                 330,000 SHARES

                              LIFECELL CORPORATION

                                  COMMON STOCK

                                   PROSPECTUS

                                 AUGUST  , 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The estimated expenses solely in connection with the proposed sale of the 330,000 shares of Common Stock offered by the Selling Stockholders hereby are:

Securities  and  Exchange  Commission  Registration  Fee              $      444

Nasdaq  Listing  Fees                                                      6,600

Accounting  Fees  and  Expenses                                            2,000

Legal  Fees  and  Expenses                                                 3,000

Printing  Expenses                                                           100

Miscellaneous                                                                100
                                                                          ------

                        TOTAL                                          $  12,244
                                                                       ---------

All  of  such  expenses  are  being  paid  by  the  Company.
                                       18

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Article X of the By-laws provides for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the "GCL").

     Pursuant to Section 145 of the GCL, the Registrant generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner in which they reasonably believed to be, or not opposed to, the best interest of the Registrant, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Registrant unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for such persons.

     The above discussion of the Registrant's By-laws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by such document and statute.


ITEM  16.  EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES.

     (A)  EXHIBITS:

     EXHIBIT  NO.      DESCRIPTION

4.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1998.)

4.2 Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1996.)

5.1*     Opinion  of  Fulbright  &  Jaworski  L.L.P.

23.1*     Consent  of  Arthur  Andersen  LLP.

23.2*     Consent  of  Fulbright  &  Jaworski  L.L.P.  (included  in Exhibit 5.1 hereto).

24.1*     Power  of  Attorney  (contained  on  page  21  hereto).
                                 --------------
     *  Filed  herewith.

     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreement to the Commission upon request.

     ITEM  17.  UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes  that:

     (1) For the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i)  To  include  any  prospectus  required by Section 10(a)(3) of the Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change and the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs as contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on August 31, 1998.

     LIFECELL  CORPORATION
By:  /s/  PAUL  M.  FRISON
     ---------------------
PAUL  M.  FRISON
CHAIRMAN  OF  THE  BOARD,  PRESIDENT
AND  CHIEF  EXECUTIVE  OFFICER

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Paul M. Frison his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 31th day of August, 1998.







SIGNATURE                                      TITLE
-----------------                            ---------
/s/ PAUL M. FRISON
------------------------------
PAUL M. FRISON                  Chairman of the Board, President and
                                   Chief Executive Officer
                                 (Principal Executive Officer)
/s/ J. DONALD PAYNE
------------------------------
J. DONALD PAYNE                          Vice President and
                                      Chief Financial Officer
                                   (Principal Financial Officer)
/s/ LYNNE P. HOHLFELD
------------------------------
LYNNE P. HOHLFELD                            Controller
                                   (Principal Accounting Officer)

/s/ MICHAEL E. CAHR
------------------------------
MICHAEL E. CAHR                               Director

/s/ JAMES G. FOSTER
------------------------------
JAMES G. FOSTER                               Director

/s/ LORI G. KOFFMAN
------------------------------
LORI G. KOFFMAN                               Director

/s/ STEPHEN A. LIVESEY
------------------------------
STEPHEN A. LIVESEY                            Director

/s/ K. FLYNN MCDONALD
------------------------------
K. FLYNN MCDONALD                             Director

/s/  DAVID A. THOMPSON
------------------------------
DAVID A. THOMPSON                             Director